Exhibit 99.1

Prime Medicine Reports Full Year 2025 Financial Results and Provides Business Updates
-- On track to file IND and/or CTA for Wilson Disease and AATD programs in 1H 2026 and mid-2026, respectively; initial clinical data for both expected in 2027 --
-- Ongoing engagement with FDA for PM359 in CGD; plan to submit BLA following final alignment --
-- Prime Medicine reported cash, cash equivalents, investments, and restricted cash of $191M providing cash runway into 2027 --
Cambridge, Mass., March 3, 2026 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results for the full year ended December 31, 2025 and provided a business update.
“We are shaping the future of genetic medicine by advancing a platform that is rapidly emerging as the predominant gene editing technology. With Prime Editing, we have the opportunity to permanently and safely correct disease-causing mutations across a broad range of indications, supported by our comprehensive IP estate,” said Allan Reine, M.D., Chief Executive Officer of Prime Medicine. “With this foundation, our vision is bold and unwavering: to strategically deliver on the promise of Prime Editing and ensure patients have access to transformative therapies capable of delivering durable, and potentially lasting cures. This begins with PM359, our ex vivo Prime Edited autologous HSC product for CGD, for which we announced breakthrough data in 2025, which we believe supports an accelerated approval in the United States.”
Dr. Reine continued, “We are also intensely focused on R&D execution. We are progressing toward key regulatory milestones for our two liver‑focused programs – in Wilson Disease and Alpha-1 Anti-trypsin Deficiency – including planned IND and CTA submissions and the initiation of Phase 1/2 clinical trials. In parallel, we continue to generate compelling preclinical data across our portfolio, including for our program for Cystic Fibrosis; to further optimize our modular delivery and manufacturing approaches; and to explore additional collaborations that could expand the reach of our platform. These near‑ and mid‑term milestones position us to deliver important additional clinical validation of Prime Editing, as we accelerate our path toward bringing meaningful, life‑changing therapies to patients.”
Prime Medicine’s Pipeline:
Prime Medicine is advancing in vivo gene editing programs aimed at treating two of the most significant genetic liver disorders: Wilson Disease (WD) and Alpha‑1 Antitrypsin Deficiency (AATD). Prime Medicine anticipates submitting an investigational new drug (IND) and/or clinical trial application (CTA) for its anchor WD program (targeting the H1069Q mutation) in the first half of 2026, and plans to leverage the modularity of the Prime Editing platform to subsequently advance follow-on programs targeting other mutations, which collectively address a majority of WD patients. Prime Medicine expects to file an IND and/or CTA for its AATD program in mid-2026, and to report initial clinical data from both WD and AATD programs in 2027.
Following positive proof-of-concept data from the first two patients treated in its Phase 1/2 study of PM359 for the treatment of Chronic Granulomatous Disease (CGD), Prime Medicine is actively working to ensure this transformative therapy is available for patients in need.
Prime Medicine is also progressing an in vivo Cystic Fibrosis (CF) program with support from the Cystic Fibrosis Foundation, and anticipates generating preclinical proof of concept data in 2026. Additionally, its efforts to develop Prime Edited CAR-T products for hematology, immunology and oncology continue in partnership with Bristol Myers Squibb.

Recent Business Updates:
•Prime Medicine continues to engage with the U.S. Food and Drug Administration (FDA) to explore ways to make PM359 available to patients with CGD. Based on recent interactions, Prime Medicine believes clinical data generated to-date may be sufficient to support an accelerated approval of PM359. The Company is working towards final alignment with the FDA, and intends to submit a Biologics License Application (BLA).
•In December 2025, Prime Medicine announced the publication of Phase 1/2 clinical data with PM359 in the New England Journal of Medicine (NEJM). The data, which were also presented in a poster session at the 67th American Society of Hematology (ASH) Annual Meeting, showed rapid neutrophil and platelet engraftment, as well as durable restoration of NADPH oxidase activity and early clinical benefit, without any safety concerns.
Full Year 2025 Financial Results
•Research and Development (R&D) Expenses: R&D expenses were $160.6 million for the year ended December 31, 2025, as compared to $155.3 million for the year ended December 31, 2024. The increase in R&D expenses is driven primarily by license and intellectual property costs and facility related expenses, offset by Prime Medicine’s strategic focus on advancing its in vivo liver franchise, deprioritization of its CGD program, and a reduction in R&D personnel resulting from the workforce reduction.
•General and Administrative (G&A) Expenses: G&A expenses were $52.3 million for the year ended December 31, 2025, as compared to $50.2 million for the year ended December 31, 2024. The increase in G&A expenses was driven by increases in professional and consultant fees.
•Net Loss: Net loss was $201.1 million for the year ended December 31, 2025, as compared to $195.9 million for the year ended December 31, 2024.
•Cash Position: As of December 31, 2025, cash, cash equivalents, investments, and restricted cash were $191.4 million, as compared to $204.5 million as of December 31, 2024.
Financial Guidance
Based on its current operating plans, Prime Medicine expects that its cash, cash equivalents and investments as of December 31, 2025 will be sufficient to fund its operating expenses and capital expenditure requirements into 2027.
About Prime Medicine
Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is deploying its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated one-time curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types. Taken together, Prime Editing’s versatile gene editing capabilities could unlock opportunities across thousands of potential indications.
Prime Medicine is currently progressing a diversified portfolio of investigational therapeutic programs organized around its core areas of focus: hematology, immunology and oncology, liver and lung. Across each core area, Prime Medicine is focused initially on a set of high value programs, each targeting a disease with well-understood biology and a clearly defined clinical development and regulatory path, and each expected to provide the foundation for expansion into additional opportunities. Over time, the Company intends to maximize Prime Editing’s broad and versatile therapeutic potential, as well as the modularity of the Prime Editing platform, to rapidly and efficiently expand beyond the diseases in its current pipeline, potentially including additional genetic diseases, immunological diseases, cancers, infectious diseases, and targeting genetic risk factors in common diseases, which collectively impact millions of people. For more information, please visit www.primemedicine.com.

From time to time Prime Medicine may use its website, our X, formerly Twitter, account (@PrimeMedicine) or its LinkedIn profile at https://www.linkedin.com/company/prime-medicine to distribute material information. Its financial and other material information is routinely posted to and accessible on the Investors section of its website, available at www.primemedicine.com. Investors are encouraged to review the Investors section of its website because the Company may post material information on that site that is not otherwise disseminated by the Company. Information that is contained in and can be accessed through the Company’s website or its social media is not incorporated into, and does not form a part of, this press release.
© 2026 Prime Medicine, Inc. All rights reserved. PRIME MEDICINE, the Prime Medicine logos, and PASSIGE are trademarks of Prime Medicine, Inc. All other trademarks referred to herein are the property of their respective owners.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the continued development and advancement of PM359, including the significance of data from its Phase 1/2 trial of PM359; the planned regulatory interactions with the FDA based on the data from its Phase 1/2 trial of PM359 and the outcomes of any such interactions; the continued development and advancement of its CF, AATD and WD programs, including the anticipated timing of filing an IND and/or CTA application for its WD program in the first half of 2026 and for its AATD program in mid-2026, and initial clinical data for both programs in 2027; the potential of PM359 to address the unmet medical need for patients with CGD; the potential of Prime Editing to correct the causative mutations of, and to cure, diseases, including AATD, WD, CF and CGD; the potential for its modular universal LNP platform to precisely deliver Prime Editors and enable significant efficiencies in pre-clinical development, manufacturing and clinical development; the ability to demonstrate, and the timing of, preclinical proof-of-concept in vivo for multiple programs; the further advancement of Prime Editors to maximize their versatility, precision and efficiency; the collaboration with Bristol Myers Squibb and the Cystic Fibrosis Foundation and the intended and potential benefits thereof; the initiation, timing, progress, and results of its research and development programs, preclinical studies and future clinical trials, including the release of data related thereto; the modularity of the Prime Editing platform and the benefits thereof; the potential for Prime Editors to more precisely and effectively achieve genetic modification; the potential for Prime Editors to repair genetic mutations and offer curative genetic therapies for a wide spectrum of diseases; the expansion of Prime Editing’s therapeutic potential and the creation of value through strategic business development to extend the reach and impact of Prime Editing to areas beyond Prime Medicine’s current pipeline; its expectations regarding the breadth of Prime Editing technology and the implementation of its strategic plans for its business, programs, and technology; the potential of Prime Editing to unlock opportunities across thousands of potential indications; and its expected cash runway. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to Prime Medicine’s product candidates entering clinical trials; the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; Prime Medicine’s expectations regarding the anticipated timeline of its cash runway and future financial performance; and general economic, industry and market conditions. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.
Investor and Media Contacts
Gregory Dearborn
Prime Medicine
857-209-0696
gdearborn@primemedicine.com

Hannah Deresiewicz
Precision AQ
212-362-1200
hannah.deresiewicz@precisionaq.com

Condensed Consolidated Balance Sheet Data
(unaudited)
	December 31,
(in thousands)	2025	2024
Cash, cash equivalents, and investments	$177,680	$190,442
Total assets	342,733	297,508
Total liabilities	221,865	144,359
Total stockholders’ equity	120,868	153,149

Condensed Consolidated Statement of Operations
(unaudited)

	Year Ended December 31,
(in thousands, except share and per share amounts)	2025	2024
Revenue:
Collaboration revenue — related party	$4,586	$1,609
Collaboration revenue	46	1,374
Total revenue	4,632	2,983
Operating expenses:
Research and development	160,636	155,289
General and administrative	52,346	50,161
Total operating expenses	212,982	205,450
Loss from operations	(208,350)	(202,467)
Other income:
Interest income	4,149	3,522
Accretion (amortization) of investments	2,479	3,507
Change in fair value of short-term investment — related party	432	(485)
Other income, net	148	41
Total other income, net	7,208	6,585
Net loss attributable to common stockholders	$(201,142)	$(195,882)
Net loss per share attributable to common stockholders, basic and diluted	$(1.35)	$(1.65)
Weighted-average common shares outstanding, basic and diluted	148,758,527	118,600,381